DAYSTAR TECHNOLOGIES (DSTI) Announces Appointment of Lorne Rosebourgh as CEO and
Interim Chairman of the Board and the Resignation of Peter Lacey

KELOWNA, BC--( March 19, 2013) - DayStar Technologies, Inc. (NASDAQ : DSTI ), announced today the appointment of Lorne Roseborough as its CEO and Interim Chairman and the resignation of Peter Lacey as CEO and Chairman of the Board of DayStar Technologies Inc.

Mr. Lacey had been the Chairman of DayStar Technologies Inc. since September 21, 2009 and DayStar’s Interim Chief Executive Officer since February 28, 2011. He also served as the President of DayStar Technologies Inc. from February 2011 to September 4, 2012.

Lorne (Mark) Roseborough, President of DayStar, stated, “Mr. Lacey's dedication in leading DayStar through this transition period has greatly helped us to implement our business model and attract our management team. I look forward to working tirelessly to continue his efforts to build DayStar into a world class organization.”

About DayStar Technologies Inc.

DayStar Technologies, Inc. (DSTI) is a developer of solar photovoltaic products and has assembled a team of project engineers and other industry professionals, to facilitate the development of renewable energy projects throughout the world. DayStar is currently embarking on a strategy of strategic partnerships to enter new markets within the global renewal energy industry including ownership and construction of solar and renewable power plants. For more information, visit the DayStar website at http://www.daystartech.com/.This release includes forward-looking statements on DayStar’s current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding developing renewable energy projects and building DayStar’s organization. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in DayStar’s forward-looking statements include, among others, our ability to maintain our Nasdaq Listing, our ability to attract and maintain professionals for our management team and our ability to develop renewable energy projects and other factors described in DayStar’s report on Form 10-K for the year ended December 31, 2011 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and DayStar undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For corporate information, contact Mr. Dan Giesbrecht, VP Business Development,info@daystartechinc.com, 778-484-5159.

For Investor Relations, contact Mr. William Nalley, Orsay Groupe, info@orsaygroupe.com, phone 305-515-8077.